Exhibit 99.1

LM Funding America Announces December 2025 Production and Operational Update

- Bitcoin treasury as of December 31, 2025 valued at $31.4 million or $1.46 per share[1]

TAMPA, FL, January 7, 2026 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended December 31, 2025.

Metric	November 2025	December 2025
- Bitcoin[2]
- Mined, net	6.9	7.5
- Sold	-	-
- Purchased	-	47.0
- Service Fee	(0.1)	-
- Bitcoin HODL	301.8[3]	356.3[3]
- Machines[2]
- Oklahoma	4,320	4,480
- Mississippi	2,376	2,378
- Storage	1,234	613
- Total Machines	7,930	7,471
- Hashrate (EH/s2)
- Oklahoma	0.48	0.52
- Mississippi	0.23	0.23
- Energized	0.71	0.75

“In December, we mined 7.5 Bitcoin – a Company record for monthly Bitcoin production - and successfully raised approximately $6.1 million in equity to strengthen our balance sheet and improve our capital profile,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “The capital raise enabled us to purchase 47 Bitcoin at an average price of approximately $87,400 while continuing to scale our immersion mining capacity in Oklahoma. Our focus remains on disciplined execution and scaling our operations in line with our long-term strategy.”

“Driven by the energization of one of our two planned immersion mining containers, we mined 7.52 Bitcoin in December - a new company record for monthly production,” said Ryan Duran, President of USDM. “We also generated approximately $63,000 in curtailment and energy revenues during the month, bringing the full-year total to an estimated $1.2 million.”

Exhibit 99.1

The Company estimates that the value of its 356.3 Bitcoin holdings on December 31, 2025, was approximately $31.4 million or $1.461per share, based on a Bitcoin price of approximately $88,050 as of December 31, 2025, compared to a stock share price of $0.44 as of December 31, 2025. As of January 6, 2025, the Company’s Bitcoin holdings were valued at approximately $33.1 million based on a Bitcoin price of approximately $93,000.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

[1]Bitcoin treasury calculated using 356.3 Bitcoin held as of 12/31/25 and Bitcoin price of approximately $88,050 as of 12/31/25. Bitcoin per share calculated using 21,455,892 diluted shares outstanding as of 12/31/2025 which includes 14,123,497 shares outstanding and 7,332,396 warrants with an exercise price of $0.001 per share as of December 31, 2025

[2]Unaudited

[3]Includes 145 BTC held by Galaxy for loan facility

LMFundingIR@orangegroupadvisors.com